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                                                                      Exhibit 21

Petroleum Helicopters Inc.
Subsidiaries of the Registrant at December 31, 2001


PLACE OF                                                    % OF VOTING
COMPANY                                   INCORPORATION     STOCK OWNED
--------                                  -------------     -----------
International Helicopter Transport, Inc.  Louisiana             100%
Evangeline Airmotive, Inc.                Louisiana             100%
Acadian Composites, Limited Liability Co. Louisiana             100%
Air Evac Services, Inc.                   Louisiana             100%
PHI Aeromedical Services, Inc.            Louisiana             100%
Petroleum Helicopters International, Inc. Louisiana             100%